                                                                                          EXHIBIT 12
                                                       THE BEAR STEARNS COMPANIES INC.
                                        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (In thousands, except for ratio)
                     (Unaudited)   (Unaudited)
                     Nine Months   Nine Months    Fiscal Year    Fiscal Year     Fiscal Year     Fiscal Year    Fiscal Year
                       Ended          Ended         Ended           Ended           Ended           Ended          Ended
                     March 27,      March 29,    June 30, 1996  June 30, 1995   June 30, 1994   June 30, 1993  June 30, 1992
                        1997          1996
                     ------------ ------------- -------------  -------------   -------------   -------------  -------------
Earnings before taxes
 on income           $  744,847    $  559,106    $  834,926     $  388,082      $  642,799      $  614,398      $  507,625
                     -----------   ----------    ----------     ----------      ----------      ----------      ----------
Add: Fixed Charges
     Interest         1,740,701     1,463,102     1,981,171      1,678,515       1,023,866         710,086         834,859
     Interest factor
      in rents           19,828        19,301        25,672         24,594          21,772          20,084          20,874
                     -----------   ----------    ----------     ----------      ----------      ----------      ----------
 Total fixed charges  1,760,529     1,482,403     2,006,843      1,703,109       1,045,638         730,170         855,733
                     -----------   ----------    ----------     ----------      ----------      ----------      ----------
Earnings before
 fixed charges and
 taxes on income     $2,505,376    $2,041,509    $2,841,769     $2,091,191      $1,688,437      $1,344,568      $1,363,358
                     ==========    ==========    ==========     ==========      ==========      ==========      ==========

Ratio of earnings to
 fixed charges              1.4           1.4           1.4            1.2             1.6             1.8             1.6
                     ==========    ==========    ==========     ==========      ==========      ==========      ==========
